Exhibit 10.12

SECOND AMENDMENT TO THE

WORTHINGTON INDUSTRIES, INC.

AMENDED AND RESTATED

2005 DEFERRED COMPENSATION PLAN FOR DIRECTORS

This Second Amendment to the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors (this “Amendment”) is effective as of the 1st day of October, 2014.

WHEREAS, Worthington Industries, Inc. (the “Company”) previously adopted and maintains the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors (as amended by the First Amendment thereto effective as of September 1, 2011, the “Post-2004 Director Plan”); and

WHEREAS, pursuant to Section 7 of the Post-2004 Director Plan, the Post-2004 Director Plan may be amended by the Company’s Board of Directors (the “Board”) from time to time, in the discretion of the Board; and

WHEREAS, the Board desires to amend the Post-2004 Director Plan to require that, if a Participant (as that term is defined in the Post-2004 Director Plan) elects to have all or a portion of such Participant’s Account (as that term is defined in the Post-2004 Director Plan), credited to an investment option based upon theoretical common shares of the Company, that portion must remain credited to such investment option until benefits are distributed to the Participant and to further require that such portion of the Account shall be paid in the form of common shares of the Company rather than cash;

NOW, THEREFORE, the Post-2004 Director Plan is hereby amended as follows:

11.	Section 2 of the Post-2004 Director Plan is hereby amended by inserting a new Section 2.19, to read as follows:

2.19 “Common Shares” shall mean the common shares, without par value, of the Company.

12.	Section 2 of the Post-2004 Director Plan is hereby amended by inserting a new Section 2.20, to read as follows:

2.20 “Theoretical Shares” shall mean those hypothetical Common Shares computed and credited to a Participant’s Account in accordance with Section 5.2(b) of this Plan.

13.	Section 5.2 of the Post-2004 Director Plan is hereby deleted in its entirety and the following is substituted therefor:

5.2 Investment Options – General

(a) Until changed by an amendment to this Plan, made in accordance with the provisions of Section 7 of this Plan, the investment options available under this Plan for purposes of crediting earnings on all or a portion of a Participant’s Account shall be: (i) those investment options available under the 401(k) Plan as in effect from time to time; (ii) the Theoretical Shares option; and (iii) the Fixed Interest Rate option. Notwithstanding the foregoing, the Committee in its sole discretion may limit the investment options available for former Participants who are no longer Directors or who are receiving installment payment distributions of their Account balances under this Plan.

(b) Theoretical Shares. If a Participant elects to have his Account credited to the Theoretical Shares option, the amount to be credited, as of the date of such crediting, shall be divided by the then Fair Market Value of the Common Shares (as defined below) and the Participant’s Account shall be credited with the resulting number of Theoretical Shares. The portion of the Participant’s Account credited to the Theoretical Shares option shall be credited with cash dividends with respect to the Theoretical Shares at the time and equal in amount to the cash dividends which would have been paid on the Theoretical Shares if they had been issued and outstanding Common Shares on and after the date the Theoretical Shares were credited to the Participant’s Account; and at such time, the amount of cash dividends credited to the Participant’s Account shall be divided by the then Fair Market Value of the Common Shares and the Theoretical Shares option portion of the Participant’s Account shall be credited with the resulting number of Theoretical Shares.

“Fair Market Value of the Common Shares” shall be the closing sale price of the Common Shares for the last date immediately prior to the date of valuation. If the Common Shares cease to be publicly traded, the Committee shall select, in its discretion, an appropriate method for determining the Fair Market Value of the Common Shares.

In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Shares, the number of Theoretical Shares credited to the Theoretical Shares option portion of a Participant’s Account shall be appropriately adjusted to reflect such transaction, without any further action being required on the part of the Company, the Committee, the Participant or any other person.

The portion of a Participant’s Account credited to the Theoretical Shares option shall, upon distribution in accordance with this Plan, be paid in the form of whole Common Shares; provided, however, that a Participant will be paid cash (based on the Fair Market Value of the Common Shares) in lieu of any fractional Common Shares otherwise payable in respect of the amount credited to the Theoretical Shares option. The portion of a Participant’s Account credited to any investment option other than Theoretical Shares shall, upon distribution in accordance with this Plan, be paid in cash. Any amounts required to be withheld in accordance with Section 8.2 of this Plan may, upon the prior written election of the Participant, be satisfied by either (i) an equivalent reduction in the amount otherwise payable to the Participant in the form of cash as a distribution pursuant to Section 6 of this Plan or (ii) an equivalent reduction in the number of Common Shares (based upon the Fair Market Value of the Common Shares) otherwise payable to the Participant as a distribution pursuant to Section 6 of this Plan or (iii) a combination of (i) and (ii); provided that, to the extent any such withholding requirement cannot be satisfied in full in the manner elected by the Participant, the remainder of the required withholding amount shall be satisfied through a reduction in the amount of cash or the number of Common Shares (based upon the Fair Market Value of the Common Shares), as appropriate, which would have otherwise been payable to the Participant as a distribution pursuant to Section 6 of this Plan.

(c) Fixed Interest Rate. If a Participant elects to have all or any portion of his Account credited to the Fixed Interest Rate option, the portion of the Participant’s Account credited to the Fixed Interest Rate option shall be credited with interest compounded annually at the rate determined by the Committee. If the Committee does not otherwise set the Fixed Interest Rate, the Fixed Interest Rate for a Plan Year shall be the Applicable Federal Mid-Term Interest Rate for the month of January of that Plan Year.

14.	Section 5.3 of the Post-2004 Director Plan is hereby deleted in its entirety and the following is substituted therefor:

5.3 Selection of Investment Option

The Participant shall select the investment option for his Account in an Election Form. The Participant may change the investment option for his Account as of the time permitted under the 401(k) Plan for the same investment option; provided, however, that any portion of a Participant’s Account credited to the Theoretical Shares option on or after August 31, 2014 shall remain credited to the Theoretical Shares option until distributed pursuant to Section 6 of this Plan. If a Participant does not select an investment option for all or any portion of the Participant’s Account, the Fixed Interest Rate option shall apply to such portion of the Participant’s Account.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer effective as of the date first set forth above.

WORTHINGTON INDUSTRIES, INC.

/s/ Dale T. Brinkman

By:	Dale T. Brinkman

Its:	Vice President-Administration